                                                                    EXHIBIT 14.1

                               NAVARRE CORPORATION
                       CODE OF BUSINESS CONDUCT AND ETHICS
                        (Effective as of March 29, 2004)


1. OBJECTIVES

         1.1. This Code of Business Conduct and Ethics (this "Code") sets forth the standards of conduct required of all officers, directors and employees of Navarre Corporation, and its subsidiaries (collectively, the "Company").

         1.2. The objective of this Code is to deter wrongdoing and to promote:

                  (a) Honest and ethical conduct that will serve the best interests of the Company, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

                  (b) Full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

                  (c) Compliance with applicable governmental laws, rules and regulations;

                  (d) The prompt internal reporting to an appropriate person or persons identified below of violations of this Code; and

                  (e) Accountability for adherence to this Code.

         1.3. The Audit Committee of Navarre Corporation (the "Audit Committee") shall be responsible for assisting Navarre Corporation's Board of Directors' (the "Board of Directors") oversight of the operation of this Code. The Audit Committee shall assess the adequacy of this Code periodically and recommend any changes to the Board of Directors.

         1.4. Those who violate the standards in this Code will be subject to disciplinary action as described in Section 8 below. No waivers of this Code will be granted except in accordance with the procedures set forth in Section 9 below. If you are in a situation that you believe may violate or lead to a violation of this Code, or if you know of a violation of this Code by another officer, director or employee, follow the guidelines described in Section 7 below.

2. HONEST AND ETHICAL CONDUCT; NO CONFLICTS OF INTEREST

         2.1. All officers, directors and employees are required to act honestly and ethically in the conduct of business activities for the Company. The Company's officers, directors and employees owe a duty to the Company to advance its legitimate interests to the best of their abilities.

                                     1 of 5

         2.2. A "conflict of interest" exists when a person's private interest interferes or appears to interfere with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests, directly or indirectly, that make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, director or officer or member of his or her family directly or indirectly receives improper personal benefits as a result of his or her position in the Company.

         2.3. An employee who is in any doubt as to whether any conflict of interest exists or would exist in any particular situation should check in advance with his or her supervisor or a member of the Audit Committee.

         2.4. Employees, directors and officers are prohibited, either directly or indirectly, from:

                  (a) Taking opportunities for personal gain that are properly within the scope of the Company's activities;

                  (b) Using corporate property, information or position for personal gain, or depriving the Company of its rights, benefits or legitimate interest in an asset; or

                  (c) Competing with the Company in business opportunities.

                  2.5. Each person should follow the procedures described in
                  Section 7 regarding the reporting and disclosing of conflicts of interests. No person may engage in any activity that involves any such conflict except with the prior written approval of the Board of Directors.

3. FAIR AND TIMELY DISCLOSURE IN PUBLIC REPORTING AND COMMUNICATIONS

         3.1. The Company has an obligation to comply with the applicable rules relating to the disclosure of material information in accordance with relevant provisions under the laws of the United States, as well as the rules and regulations of the Nasdaq National Market, Inc. ("Nasdaq").

         3.2. The Company is required to provide full, fair, accurate and timely disclosure which is clearly understandable to its readers and users. These include press releases, website postings and other communications of the Company's reports and other information filed with or submitted to Nasdaq and relevant government bodies such as the SEC. Employees, officers and directors who are involved in the creation, assembly and/or approval of these reports and documents should, at all times, discharge their duties consistently with this obligation.

4. CONFIDENTIALITY

         4.1. Officers, directors and employees should maintain the confidentiality of information entrusted to them by the Company. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or


                                     2 of 5
         its customers, if disclosed. The obligation to safeguard confidential information continues after employment with the Company ends.

         4.2. The obligation to maintain the confidentiality of information may be subject to legal or regulatory requirements to disclose that information. In such cases, the Company's legal counsel will assist in determining what disclosure is required.

5. PROTECTION AND PROPER USE OF COMPANY ASSETS

         5.1. All officers, directors and employees should protect the Company's assets and ensure their proper and efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. The Company's assets should be used only to promote legitimate business purposes.

6. COMPLIANCE WITH LAWS, RULES AND REGULATIONS (INCLUDING INSIDER TRADING LAWS)

         6.1. Different laws, rules and regulations apply in the various jurisdictions in which the Company does business. All employees are expected to comply with the laws of the country in which they operate as well as United States statutes. These laws and policies include compliance with the Foreign Corrupt Practices Act, U.S. anti-boycott laws, U.S. sanctions and embargoes against certain countries, competition laws and money laundering laws.

         6.2. Insider trading in the Company's securities is both unethical and illegal. All employees are required to comply with the Company's Insider Trading Policy, to the extent that its various provisions applies to them. Employees are encouraged to review the Company's Insider Trading policy and to become familiar with its applicability to their conduct.

7. REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

         7.1. Each person is required to report any violation of law, rules, regulations or this Code of which he is aware to any member of the Audit Committee, or, if you are an employee, you may also report the violation to your supervisor or a member of the senior management of the Company. If the matter involves the Audit Committee as a whole, a report should be made to a member of the Board of Directors who is not on the Audit Committee. Violations may be reported in confidence, and every effort will be made to protect the confidentiality of those furnishing information. Retaliation in any form against any person due to that person's furnishing of complaints or reports made in good faith under this Code will not be tolerated.

         7.2. The following is the contact information for Ryan F. Urness, Corporate Counsel for the Company, you may contact him on an anonymous basis to receive applicable contact information for any of the members of the Audit Committee:


                                     3 of 5

                           Address:
                           Navarre Corporation
                           7400 49th Avenue, North
                           New Hope, MN 55428
                           Attn: Ryan F. Urness

                           Telephone: (763) 971-2770
                           Facsimile: (763) 504-1107
                           E-Mail: rurness@navarre.com

         7.4 If any employee's supervisor, other member of the senior management of the Company, or member of the Audit Committee or the Board of Directors receives information regarding an alleged violation of this Code, he or she should report it to the Audit Committee or the Board of Directors, as is appropriate. The Audit Committee or the Board of Directors should then authorize an individual or individuals to evaluate and, if appropriate, investigate the information regarding the alleged violation and report the results of such evaluation and investigation (if any) to the Audit Committee or the Board of Directors. Employees, officers and directors are expected to cooperate fully with any evaluation or investigation regarding an alleged violation of this Code. The failure to fully cooperate may result in disciplinary action including, but not limited to, termination.

8. ACCOUNTABILITY FOR ADHERENCE TO THIS CODE; VIOLATIONS OF THIS CODE

         8.1. Each officer, director and employee has a personal responsibility to ensure that he or she abides by this Code, not only with the letter but the spirit of this Code. Management of the Company has the additional responsibility of fostering a culture in which compliance with the policies of the Company and all applicable laws is at the core of the Company's business activities. Concerns about appropriate conduct must be properly addressed with care and respect.

         8.2. The values and responsibilities set forth in this Code are important and must be taken seriously by all of us. Accordingly, violations of these values and responsibilities will lead to disciplinary action in accordance with the Company's disciplinary procedures. Such disciplinary action may include, but not be limited to, reprimand, reimbursement of any loss or damage suffered by the Company and/or termination of employment. Under certain circumstances, a violation of this Code may also result in referral for civil action or criminal prosecution or any other disciplinary action deemed appropriate by the Company.

9. WAIVERS OF THIS CODE

         9.1. There may be circumstances where a waiver of this Code is appropriate. Any request for a waiver should be in writing and should be presented to the Audit Committee or the Board of Directors. Any waiver of this Code may be made only by the Board of Directors, and as is required or permissible pursuant to applicable law and Nasdaq rules and will be publicly disclosed by the Company as required by applicable law and Nasdaq rules.


                                     4 of 5

10. DISSEMINATION AND AMENDMENT; CODE NOT AN EMPLOYMENT CONTRACT

         10.1 This Code will be distributed periodically to each of the Company's employees, officers and directors.

         10.2 The Board of Directors has the right to make any changes to this Code at any time without any notice. While this Code is as complete as it can reasonably be made at this time, it is not necessarily all-inclusive, because of, among other things, changes in laws, rules or regulations may be adopted after the date of this Code, or as a result of new circumstances that have not been anticipated that might arise. As the membership of the Audit Committee may change from time to time, this policy will be deemed to have been automatically amended and updated in order to indicate the identity and appropriate contact information of the new members of the Audit Committee.

         10.3 This document is not an employment contract between the Company and any of its employees, officers or directors and does not serve to alter the Company's policy of at-will employment or any of its other employment policies.


                                     5 of 5